Exhibit 10.35

FIRST AMENDMENT, WAIVER AND CONSENT TO CREDIT AGREEMENT

This FIRST AMENDMENT, WAIVER AND CONSENT TO CREDIT AGREEMENT (this “Amendment”) is made and entered into as of March [ ], 2019 by and among Workhorse Group Inc., a Nevada corporation (the “Borrower”), Wilmington Trust, National Association, in its capacity as agent (the “Agent”), and the Lenders (as defined below) party hereto.

WHEREAS, the Borrower, the financial institutions from time to time party thereto as lenders (collectively, with their permitted successors and assignees, the “Lenders”), and the Agent are party to that certain Credit Agreement, dated as of December 31, 2018 (the “Credit Agreement”), pursuant to which the Lenders have extended credit to the Borrower on the terms set forth therein;

WHEREAS, pursuant to Section 10.1 of the Credit Agreement, the Credit Agreement may be amended by an instrument in writing signed by the Borrower and the Lenders; and

WHEREAS, the Borrower and the Lenders desire to (i) amend certain provisions of the Credit Agreement and (ii) confirm the Lenders’ consent to the replacement of the Borrower’s chief executive officer and chief operating officer, in each case as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                  Definitions; Loan Document. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

2.                  Amendments to Section 1.1. The following definitions in Section 1.1 of the Credit Agreement are hereby amended and restated as follows:

“Interest Payment Date” means the fifth calendar day of January, April, July and October; provided that, for the avoidance of doubt, the Lenders shall not have waived or be deemed to have waived the first payment of interest due under this Agreement, which payment of interest shall be due and payable on April 5, 2019.

“LIBOR” means, with respect to any Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent (at the direction of the Required Lenders) in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, notwithstanding anything to the contrary in the foregoing, LIBOR with respect to the initial Interest Period of any Tranche Two Loan (other than any Tranche Two Loan which has the same Interest Period as the Tranche One Loans) shall be deemed to be LIBOR as in effect for the other Loans outstanding hereunder immediately prior to the borrowing of such Tranche Two Loan; provided further that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the LIBOR Rate shall be the Interpolated Rate at such time.  For purposes hereof, “Interpolated Rate” means, at any time, the rate per annum determined by the Agent (at the direction of the Required Lenders) (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

3.                  Amendment to Section 2.3.1. Section 2.3.1(b) of the Credit Agreement is hereby amended and restated as follows:

“(b) The Borrower promises to pay interest on the full amount of the Unused Tranche Two Commitment and the unpaid principal amount of the outstanding Tranche Two Loans for the period commencing on the Closing Date and ending on (and including) the date on which the Tranche Two Loans are Paid in Full and the Tranche Two Commitment is terminated, at the Applicable Contract Rate. For the avoidance of doubt, (i) interest paid on the Unused Tranche Two Commitment shall be the same amount of interest that would be paid on a Tranche Two Loan in the same principal amount as the amount of such Unused Tranche Two Commitment and (ii) the interest rate applicable to the Unused Tranche Two Commitment will adjust concurrently with any adjustment of the interest rate applicable to the Tranche Two Loans.”

4.                  Amendment to Section 6.1.1. Section 6.1.1 of the Credit Agreement is hereby amended by replacing “which opinion shall not be qualified” therein with “which opinion, beginning with the financial statements for the Fiscal Year ending December 31, 2019, shall not be qualified”.

5.                  Amendment to Section 6.15. Sections 6.15(a)(ii)-(iii) and 6.15(a)(v) of the Credit Agreement are each hereby amended by deleting each reference to “30 days” and replacing each such reference with “90 days”.

6.                  Waiver. The Lenders hereby waive any Defaults or Events of Default due to any non-compliance or breach by the Borrower of Section 6.15 or Section 7.17 of the Credit Agreement, each such section as in effect immediately prior to the effectiveness of this Amendment.

7.                  Confirmation of Consent. The Lenders hereby confirm their consent to (i) the replacement, by Duane Hughes, of Stephen Burns as chief executive officer of the Borrower and (ii) the replacement, by Robert H. Willison, of Duane Hughes as chief operating officer and president of the Borrower.

8.                  Conditions to Effectiveness of Amendment. This Amendment shall become effective upon receipt by the Agent and the Lenders of counterpart signatures to this Amendment duly executed and delivered by the Agent, the Lenders and the Borrower.

9.                  Expenses. The Borrower agrees to pay on demand all expenses of the Lender (including, without limitation, the fees and out-of-pocket expenses of Covington & Burling LLP, counsel to the Lenders, and Duane Morris LLP, counsel to the Agent) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment.

10.              Representations and Warranties. The Borrower represents and warrants to the Lenders and the Agent as follows:

(a)               After giving effect to this Amendment, the representations and warranties of the Loan Parties contained in the Credit Agreement or any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the date hereof (or as of a specific earlier date if such representation or warranty expressly relates to an earlier date).

(b)               After giving effect to this Amendment, no Default or Event of Default under the Credit Agreement is continuing.

11.              No Implied Amendment or Waiver. Except as expressly set forth in this Amendment, this Amendment shall not, by implication or otherwise, limit, impair, constitute a waiver of or otherwise affect any rights or remedies of the Agent or the Lenders under the Credit Agreement or the other Loan Documents, or alter, modify, amend or in any way affect any of the terms, obligations or covenants contained in the Credit Agreement or the other Loan Documents, all of which shall continue in full force and effect. Nothing in this Amendment shall be construed to imply any willingness on the part of the Agent or the Lenders to agree to or grant any similar or future amendment, consent or waiver of any of the terms and conditions of the Credit Agreement or the other Loan Documents.

12.              Release. The Borrower hereby acknowledges and agrees that: (a) to its knowledge neither it nor any of its Affiliates have any claim or cause of action against any Lender or the Agent (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) under the Credit Agreement as of the date hereof and (b) to its knowledge, as of the date hereof, the Lenders and the Agent have heretofore properly performed and satisfied in a timely manner all of their respective obligations to the Borrower under the Credit Agreement. Notwithstanding the foregoing, the Agent and the Lenders wish to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agent’s or the Lenders’ rights, interests and/or remedies under the Credit Agreement. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, the Borrower (for itself and its Affiliates and the successors and assigns of each of the foregoing) (each a “Releasor” and collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge the Agent and the Lenders and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (each a “Released Party” and collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise, in each case that exist or have occurred on or prior to the date of this Amendment which any Releasor has heretofore had or now shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done, except for a Released Party’s gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction, prior to the date hereof arising out of, connected with or related in any way to the Credit Agreement, or any act, event or transaction related or attendant thereto, or the Agent’s or the Lenders’ agreements contained therein, or the possession, use, operation or control in connection therewith of any of the assets of the Borrower, or the making of any advance thereunder, or the management of such advance, in each case on or prior to the date of this Amendment.

13.              Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by e-mail (e.g., “pdf” or “tiff”) or fax transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

14.              Governing Law. THIS AMENDMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PREPARED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

WORKHORSE GROUP INC. as the Borrower

By:
Name:
Title:

MARATHON STRUCTURED PRODUCT STRATEGIES FUND, LP

MARATHON BLUE GRASS CREDIT FUND, LP

MARATHON CENTRE STREET PARTNERSHIP, L.P.

TRS CREDIT FUND, LP
as Lenders

By: Marathon Asset Management LP, the investment advisor to each of the entities listed above

By:
Name:	Louis Hanover
Title:	CIO, Co-Managing Partner

WILMINGTON TRUST, NATIONAL ASSOCIATION as the Agent

By:
Name:	Jamie Roseberg
Title:	Banking Officer

Signature Page to First Amendment, Waiver and Consent to Credit Agreement